Exhibit 99

FOR IMMEDIATE RELEASE

Media Contact	Investor Contact
Sharon Rothwell	Maria Duey
Vice President — Corporate Affairs	Vice President — Investor Relations
313.792.6028	313.792.5500
MASCO CORPORATION ANNOUNCES
ELECTION OF NEW DIRECTOR
TAYLOR, Mich., (July 31, 2007) — Masco Corporation (NYSE: MAS) announced that its Board of Directors has elected Timothy Wadhams, 59, as a new member of the Board. Recently Mr. Wadhams was elected as Masco’s Chief Executive Officer, succeeding Richard Manoogian who became Executive Chairman of the Company.
Mr. Wadhams joined Masco in 1976, initially serving in several financial capacities prior to transferring in 1984 to MascoTech, Inc. (a publicly traded affiliated company) where he ultimately became Executive Vice President — Finance and Administration and Chief Financial Officer. In 2001, he returned to Masco as Chief Financial Officer and was elected Chief Executive Officer effective July 1, 2007.
Mr. Wadhams serves on the board of trustees for the Arbor Hospice Foundation and recently completed a term on the board of trustees for the Ann Arbor Area Community Foundation. He began his business career in 1972 as a CPA with the accounting firm, Coopers & Lybrand. Mr. Wadhams holds a bachelor’s degree in economics and an MBA from the University of Michigan.
“During his more than thirty years with Masco, Tim Wadhams has time and again proven his ability to lead during periods of growth as well as during our more challenging times,” said Richard Manoogian. “He has played an integral role in shaping our corporate strategy. His insights and experience will be a valuable addition to our Board of Directors.”
Headquartered in Taylor, Mich., Masco Corporation (NYSE: MAS) is one of the world’s leading manufacturers of home improvement and building products, as well as a leading provider of services that include the installation of insulation and other building products.
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